Exhibit 4.10

Supplementary Agreement II to the Lease Agreement

Party A (Lessor): Changxi Supply Chain Management (Changshu) Co., Ltd., Unified Social Credit Code:

Party B (Lessee): Suzhou TC-Link Logistics Co., Ltd., Unified Social Credit Code:.

Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

Recitals

A. On November 30, 2024, Party A and Party B entered into a Lease Agreement (the “Lease Agreement”) concerning Zones A4-2F-1 and 2 of the Ximai Yangtze River Delta Fashion Supply Chain Hub Park (the “Project”), located at No. 3 Sudong Road, Changshu City, Suzhou. The Parties subsequently entered into Supplementary Agreement I to the Lease Agreement covering an expansion of the leased area to Zone A4-2F-3 of the Project (together with the Lease Agreement, the “Original Lease Agreement”).

B. Based on its business needs, Party B has applied to temporarily expand the leased area within part of the Project. Following friendly negotiations, the Parties have entered into this supplementary agreement (this “Supplementary Agreement”) regarding the above expansion, as a supplement to and amendment of the Original Lease Agreement, and both Parties shall strictly comply with the following terms.

1. Expansion Area

●	The Parties confirm that, in addition to the leased premises under the Original Lease Agreement, Party B separately leases from Party A part of Zone A4-2F-3 of the Project (excluding the office area), with a rentable area of 3,166.88 square meters (the “Expansion Area”). A floor plan of the Expansion Area is attached as Exhibit 1 to this Supplementary Agreement.

●	The land use of the Expansion Area is warehousing/storage land, and the building type is a Category C(2) warehouse. Party B fully understands the permitted uses it must comply with. Party A shall provide Party B with proof of title and a fire-safety acceptance certificate for the Expansion Area. Party B has, prior to signing this Supplementary Agreement, independently assessed whether the Expansion Area is suitable for conducting its own business, and Party A makes no representation or warranty as to such suitability.

2. Expansion Term

●	The lease term for the Expansion Area (the “Expansion Term”) runs from April 1, 2026 (the “Expansion Commencement Date”) to August 31, 2027.

3. Expansion Rent

The Parties confirm that the unit rent for the Expansion Area (comprising the base rent and the comprehensive property management fee, together the “Expansion Rent”) is stated exclusive of value-added tax. The method for calculating the Expansion Rent payable by Party B to Party A under this Supplementary Agreement follows the tax provisions of Article 9 of the Lease Agreement, applying the tax rate in effect when Party B is required to perform such payment obligation — a 9% tax rate for base rent and a 6% tax rate for the comprehensive property management fee. For the avoidance of doubt, Party B’s obligations to pay the base rent and the comprehensive property management fee under this Supplementary Agreement are independent payment obligations.

Rent Schedule:

Period	Base Rent (RMB/sqm/day, exclusive of VAT)	Comprehensive Property Management Fee (RMB/sqm/day, exclusive of VAT)
April 1, 2026 – November 30, 2026	0.6300	0.2700
December 1, 2026 – March 31, 2027	0	0.0700
April 1, 2027 – June 30, 2027	0.6300	0.2700
July 1, 2027 – August 31, 2027	0	0.0700

Before the day following execution of this Supplementary Agreement, Party B shall pay to Party A, for the Expansion Area, the first full one-month base rent from the Expansion Commencement Date (i.e., the base rent for April 1, 2026 through April 30, 2026) and the first one-month comprehensive property management fee from the Expansion Commencement Date (i.e., the comprehensive property management fee for April 1, 2026 through April 30, 2026), together constituting the first installment of Expansion Rent.

From the Expansion Commencement Date, each one-month period constitutes a lease month. Other than the first installment of Expansion Rent, subsequent Expansion Rent shall be collected once every lease month (the “Payment Cycle”). Party B shall prepay the Expansion Rent to Party A on or before the first day of each Payment Cycle, to the rent collection account specified in Article 1(M) of the Lease Agreement or such other account as Party A notifies Party B of in writing. If Party A changes its collection account, it must notify Party B in writing within 5 business days of the change; if failure to give timely notice causes Party B’s payment to fail, Party B shall not bear liability for late payment arising from that failure. No set-off or deduction is permitted. Base rent and comprehensive property management fees for any period of less than a full month during the Expansion Term shall be calculated pro rata based on the actual number of days leased in that month, and Party A shall provide Party B with a calculation breakdown of the applicable Expansion Rent at least 3 business days in advance.

Within ten (10) business days after Party B makes a payment under Article 3 of this Supplementary Agreement, Party A shall issue a VAT invoice to Party B as proof of payment, in a form that Party A deems appropriate after consulting the relevant tax authorities. If Party B fails to timely and fully pay amounts due, Party A is entitled to withhold issuance of the relevant invoice. If Party A or its designee does not receive payment of the first installment of Expansion Rent or any subsequent installment by its due date and the payment is more than 5 days overdue, Party B shall pay Party A a late fee equal to 0.05% of the overdue amount for each day of delay; if the delay exceeds 10 calendar days, Party A is entitled, upon written notice to Party B, to terminate this Supplementary Agreement and exercise the remedies under Article 9(2) of this Supplementary Agreement. For the avoidance of doubt, Party A’s acceptance of the above late fee shall in no circumstance be deemed a waiver of Party B’s breach for late payment, nor shall it preclude Party A from exercising any other rights or remedies under this Supplementary Agreement.

4. Expansion Security Deposit

Party B shall, before the day following execution of this Supplementary Agreement, pay Party A a cash deposit of RMB 100,000 (the “Expansion Security Deposit”) as security for Party B’s performance of its obligations under this Supplementary Agreement. Party A shall issue a corresponding receipt to Party B within ten (10) business days of receiving this deposit. For the avoidance of doubt, the provisions of the Lease Agreement regarding deduction, forfeiture, replenishment, and liability for late payment relating to the security deposit also apply to the Expansion Security Deposit under this Supplementary Agreement.

Upon expiration of the Expansion Term or early termination of this Supplementary Agreement, provided Party B has performed all obligations under Article 8 of this Supplementary Agreement and has settled and paid all amounts due under this Supplementary Agreement, Party A shall, within 10 business days thereafter, return to Party B’s account, in full and without interest, the portion of the Expansion Security Deposit not deducted or forfeited in accordance with the agreement. While Party A holds the deposit, no portion of the Expansion Security Deposit shall be deemed held in trust, shall not accrue interest, and shall not be treated as a prepayment of any amount Party B owes under this Supplementary Agreement.

5. Delivery of the Expansion Area

●	At the time this Supplementary Agreement takes effect, a mortgage has been placed on the Expansion Area.

●	For the avoidance of doubt, the Parties confirm that, as of the date of execution of this Supplementary Agreement, Party A has already delivered the Expansion Area to Party B for possession and use in its current condition, and there is no need to separately perform a delivery obligation for the Expansion Area on the Expansion Commencement Date.

6. Utility Charges for the Expansion Area

Party B agrees to pay Party A the utility charges arising from the Expansion Area in accordance with Article 8 of the Lease Agreement.

7. Maintenance and Repair of the Expansion Area

The maintenance and repair obligations of Party A under Article 11 of the Lease Agreement, and of Party B under Article 12 of the Lease Agreement, apply equally to this Supplementary Agreement. If Party A fails to perform its maintenance and repair obligations as agreed, causing the Expansion Area to be unusable for normal purposes for more than 5 consecutive calendar days, Party B is entitled, after written notice to Party A, to engage a duly qualified third party to carry out repairs, with the reasonable repair costs to be borne by Party A.

8. Return of the Expansion Area

Upon expiration of the Expansion Term or early termination of this Supplementary Agreement, Party B shall return the Expansion Area to Party A in accordance with Article 21 of the Lease Agreement (including but not limited to the return standards). The Parties shall jointly conduct an inspection within 3 business days after Party B returns the Expansion Area; if the inspection confirms compliance with the agreed return standard, the Parties shall sign a Confirmation of Return of the Expansion Area. If Party A, without justified reason, delays the inspection while the Expansion Area meets the agreed return standard, the inspection shall be deemed to have passed.

9. Remedies of the Parties

Specifically, and solely with respect to the Expansion Area:

(1) If Party B breaches any representation, warranty, undertaking, or obligation under this Supplementary Agreement, Party A shall be entitled to take one or more of the following remedial measures: (i) notify Party B in writing to rectify within a specified period of not less than 3 calendar days (except in urgent circumstances); (ii) require Party B to continue to fully perform its obligations under this Supplementary Agreement; or (iii) require Party B to compensate Party A for all actual direct losses suffered, pay late fees, or directly deduct the corresponding amount from the Expansion Security Deposit (before deducting from the Expansion Security Deposit, Party A shall give at least 3 calendar days’ prior written notice of the deduction, specifying the amount and grounds for deduction). If Party A takes measures such as restricting water or electricity supply to compel Party B to rectify the above breach, it shall give Party B at least 3 calendar days’ prior written notice.

(2) If Party B commits any material breach in respect of the Expansion Area, or unilaterally and prematurely surrenders the lease in whole or in part, then, without prejudice to the remedies available to Party A under paragraph (1) of this Article, Party A shall also have the right (but not the obligation) to terminate this Supplementary Agreement. If this Supplementary Agreement is terminated on that basis, Party B shall pay Party A all amounts due under this Supplementary Agreement up to the date of termination (including but not limited to base rent, comprehensive property management fees, utility charges, late fees, and other amounts payable). In addition, Party A shall be entitled to require Party B to pay liquidated damages equal to two times the monthly Expansion Rent for the Expansion Area applicable at the time of early termination of this Supplementary Agreement (including base rent, comprehensive property management fee, and the corresponding VAT, or, if within a rent-free period, the rent for the preceding month), as compensation for the entirety of Party A’s losses.

(3) If Party B commits any material breach, or unilaterally and prematurely surrenders the lease in whole or in part, and Party A has given Party B written notice that it will exercise its right to terminate this Supplementary Agreement and recover the Expansion Area prior to expiration of the lease term, such notice shall be deemed a full and complete exercise of that right, and Party A need not enter the Expansion Area for that purpose. Party A shall also be entitled (but not obligated), without further notice, to re-lease the Expansion Area to a third party, without releasing Party B from its liabilities under this Supplementary Agreement.

(4) If Party A breaches any representation, warranty, undertaking, or obligation under this Supplementary Agreement, Party B shall be entitled to take one or more of the following remedial measures: (i) notify Party A in writing to rectify within a specified period of not less than 3 calendar days; (ii) require Party A to continue to fully perform its obligations under this Supplementary Agreement; or (iii) require Party A to compensate Party B for all actual direct losses suffered.

(5) If (i) Party A recovers the Expansion Area early without a statutory or agreed right of termination, or (ii) Party A fails to perform its repair obligations for the Expansion Area as agreed and, after receiving Party B’s written demand, fails to take effective repair measures within 30 business days, causing the Expansion Area to be unusable by Party B for normal purposes for more than 30 consecutive business days, then, without prejudice to the remedies available to Party B under paragraph (4) of this Article, Party B shall also have the right (but not the obligation) to terminate this Supplementary Agreement. If this Supplementary Agreement is terminated on that basis, Party B shall be entitled to require Party A to return, in accordance with Article 4 of this Supplementary Agreement, the portion of the Expansion Security Deposit not then deducted or forfeited, together with any Expansion Rent prepaid by Party B but not yet actually used, and to pay Party B liquidated damages equal to two times the monthly Expansion Rent for the Expansion Area applicable at the time of early termination of this Supplementary Agreement (including base rent, comprehensive property management fee, and the corresponding VAT, or, if within a rent-free period, the rent for the preceding month), as compensation for the entirety of Party B’s losses.

10. Other

The Parties confirm that this Supplementary Agreement is an integral part of the Lease Agreement and has the same legal force and effect as the Lease Agreement. Unless otherwise provided in this Supplementary Agreement, terms used herein have the same meanings as in the Lease Agreement. For the avoidance of doubt, the Parties confirm that, except as otherwise expressly provided in this Supplementary Agreement, Party B shall likewise comply, in respect of the Expansion Area, with all rules and requirements under the Lease Agreement applicable to the property, and the breach provisions under the Lease Agreement apply equally to this Supplementary Agreement; if Party B breaches this Supplementary Agreement, it shall bear the corresponding liability for breach in accordance with the Lease Agreement.

11. Effectiveness

This Supplementary Agreement is executed in four (4) originals, with each Party retaining two (2), each having equal legal force. This Supplementary Agreement takes effect upon signature by the authorized representatives of both Parties or affixation of their official seals.

Signature Page

Party A (Seal): Changxi Supply Chain Management (Changshu) Co., Ltd.

Legal Representative or Authorized Signatory: ___________(Seal)

Date: ___________

Party B (Seal): Suzhou TC-Link Logistics Co., Ltd.

Legal Representative or Authorized Signatory: ___________ (Seal)

Date: ___________

Exhibit 1: Floor plan of the Expansion Area,